The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these notes until the pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these notes and we are not to sell these Notes and we are not soliciting offers to buy these notes in any state where their offer or sale is not permitted.

Subject to Completion

Dated April 26, 2018

PRELIMINARY PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016

and Prospectus Supplement dated April 25, 2018)

UBS AG
$
Step-Up Callable Notes
Notes due May 18, 2028

The notes have a term of ten years, subject to our right to redeem the notes on the optional redemption dates as set forth below. The notes pay interest on the interest payment dates at a per annum rate that will increase at preset intervals over the term of the notes, as set forth below. However, you should not expect to earn the higher stated interest rates described below because the notes may be redeemed by UBS in its absolute and sole discretion in accordance with optional redemption, as set forth below. Investing in the notes involves significant risks. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose all of your investment.

Issuer:	UBS AG, London Branch (“UBS”)
Principal Amount & Denominations:	$1,000 per note. The notes will be issued in denominations of $1,000 per note and any integral multiples of $1,000.
Original Offering/Issue Price:	$1,000 per note.
Pricing Date:	May 16, 2018.*
Issue Date:	May 18, 2018.*
Stated Maturity Date:	May 18, 2028*, subject to optional redemption by UBS, as set forth below under “Optional Redemption”. The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.
Payment at Maturity:	100% of the principal amount plus any accrued and unpaid interest.
Interest Payment Dates:	Semi-annually; the 18th day of each May and November, beginning November 18, 2018, subject to the business day convention. The stated maturity date will be the last interest payment date.
Interest Period:	Semi-annual, the period beginning on and including the issue date to and excluding the first interest payment date, and each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date.
Interest Rate:	For each interest period from and including the issue date to and excluding May 18, 2021, the interest rate per annum will be equal to 3.50%.
For each interest period from and including May 18, 2021 to and excluding May 18, 2024 the interest rate per annum will be equal to 4.00%.
For each interest period from and including May 18, 2024 to and excluding May 18, 2026 the interest rate per annum will be equal to 5.00%.
For each interest period from and including May 18, 2026 to and excluding the stated maturity date the interest rate per annum will be equal to 6.00% (together, the “applicable interest rates”).
Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose all of your investment.
Optional Redemption:	We may, in our absolute and sole discretion, redeem your notes, in whole but not in part, at the redemption price set forth below on any optional redemption date. Before we elect to redeem your notes, we will deliver written notice to the trustee at least three business days prior to the optional redemption date.
Optional Redemption Dates:	Quarterly; the 18th day of each February, May, August and November, beginning May 18, 2019 (the “first optional redemption date”) and ending February 18, 2028.
Redemption Price:	If the notes are subject to optional redemption, on the optional redemption date, you will receive 100% of the principal amount plus any accrued and unpaid interest to and excluding the optional redemption date.
Business Days:	New York
Business Day Convention:	Modified Following Unadjusted (applicable to interest payment dates, optional redemption dates and the stated maturity date)
Day Count Convention:	30/360
Listing:	The notes will not be listed on any securities exchange or automated quotation system.
CUSIP / ISIN:	90270KRP6 / US90270KRP65
*	In the event that we make any changes to the expected pricing date and issue date, we may adjust the interest payment dates, the optional redemption dates and the stated maturity date to ensure that the stated term of the notes remains the same.

You should carefully consider the risks described under “Risk Factors” beginning on page 1 herein and on S-5 of the accompanying prospectus supplement relating to the notes, dated April 25, 2018 before purchasing any notes. The notes will not be listed or displayed on any securities exchange or any electronic communications network.

See “Investment Description” on page ii herein. The notes we are offering will have the terms set forth in the accompanying prospectus supplement and the accompanying prospectus, as modified by this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this document, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to UBS(1)
Per Note	$1,000.00	$25.00	$975.00
Total	$ •	$ •	$ •
(1)	The agent discount will be up to $25.00 per note. The agent discount per Note is variable and will fluctuate depending on market conditions at the time UBS AG establishes its hedges on or prior to the trade date. The total agent discount and proceeds to UBS, which will be disclosed in the final pricing supplement, will reflect the total amount of the agent discount. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for further information including information regarding how we may hedge our obligations under the notes and offering expenses. Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company and UBS Securities LLC are the agents for the distribution of the notes and are acting as principal.

Wells Fargo Securities	UBS Investment Bank

INVESTMENT DESCRIPTION

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the notes) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows:

●	Prospectus Supplement dated April 25, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118000798/ub35454579-424b2.htm
●	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “notes” refer to the Step-Up Callable Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Rates Notes prospectus supplement” mean the UBS prospectus supplement, dated April 25, 2018 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

If there is any inconsistency between the terms of the notes described in the accompanying prospectus, the accompanying prospectus supplement or this document, the following hierarchy will govern: first, this document; second, the accompanying prospectus supplement; and last, the accompanying prospectus.

ii

INVESTOR CONSIDERATIONS

The notes may be suitable for you if:

■	You seek an investment with fixed rate interest that, provided there is no early redemption at UBS’ option, increases during the term of the notes and are willing to invest in the notes based on the applicable interest rates indicated on the cover hereof.
■	You are willing to invest in notes that may be redeemed early at our election and in our absolute and sole discretion, are otherwise willing to hold such notes to maturity and accept that there may be no secondary market for the notes.
■	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including but not limited to any repayment of principal.

The notes may not be suitable for you if:

■	You seek an investment with a variable rate of interest during the term of the notes or are unwilling to invest in the notes based on the applicable interest rates indicated on the cover hereof.
■	You are unable or unwilling to hold notes that may be redeemed early at our election, are otherwise unable or unwilling to hold such notes to maturity or seek an investment for which there will be an active secondary market.
■	You are not willing to assume the credit risk of UBS for all payments under the notes, including any repayment of principal.

The investor considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Risk Factors” beginning on page 1 and the more detailed “Risk Factors” beginning on S-5 in the prospectus supplement for risks related to an investment in the notes.

iii

RISK FACTORS

An investment in the notes involves significant risks. Some of the risks that apply to the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

The amount of interest you receive may be less than the return you could earn on other investments

Interest rates may change significantly over the term of the notes, and it is impossible to predict what interest rates will be at any point in the future. Although the interest rate on the notes will increase to preset rates at scheduled intervals during the term of the notes, the interest rate that will apply at any time on the notes may be more or less than prevailing market interest rates at such time. As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.

We may redeem the notes prior to maturity

We have the right in our absolute and sole discretion to redeem the notes early, in whole but not in part, on any optional redemption date, beginning on the first optional redemption date specified on the cover hereof, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to and excluding the optional redemption date. The aggregate amount that you will receive on the notes if the notes are redeemed on an optional redemption date will be less than the aggregate amount that you would have received had the notes not been redeemed early because you will not receive any interest payments after the optional redemption date. If we redeem the notes prior to maturity, you will receive no further interest payments and may have to reinvest the proceeds in a lower-rate environment.

The per annum interest rate applicable at a particular time will affect our decision to redeem the notes

It is more likely that we will redeem the notes prior to the stated maturity date during periods when the remaining interest is to accrue on the notes at a rate that is greater than that which we would pay on a conventional fixed-rate non-redeemable note of comparable maturity. If we redeem the notes prior to the stated maturity date, you may not be able to invest in an equivalent investment with a similar interest rate.

The notes may be redeemed early and the notes are subject to reinvestment risk

UBS may elect to redeem the notes at its discretion prior to the stated maturity date. If UBS elects to redeem your notes early, you will no longer have the opportunity to receive any interest payments after the optional redemption date. In the event UBS elects to redeem the notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable interest rate for a similar level of risk. Further, UBS’ right to redeem the notes may also adversely impact your ability to sell your notes in the secondary market and you may not be able to reinvest the proceeds from the redeemed notes in an equivalent investment with a similar interest rate.

To the extent you are able to reinvest such proceeds in an investment comparable to the notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. Therefore, the notes are more likely to remain outstanding when the expected amount payable on the notes is less than what would be payable on other comparable instruments issued by UBS.

The step-up feature presents different investment considerations than fixed rate notes

The interest rate payable on the notes during their term will increase from the initial interest rate, subject to our right to redeem the notes. If we do not redeem the notes, the interest rate will step up as described herein. You should not expect to earn the higher stated interest rates which are applicable only after the first 3 years of the term of the notes because, unless general interest rates rise significantly, the notes are likely to be redeemed prior to the stated maturity date. When determining whether to invest in the notes, you should consider, among other things, the overall annual percentage rate of interest to redemption as compared to other equivalent investment alternatives rather than the higher stated interest rates which are applicable only after the first 3 years of the term of the notes.

1

Credit risk of UBS

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including but not limited to any repayment of principal upon redemption or maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose all of your investment.

We expect that, generally, expectations regarding interest rates will affect the market value of the notes

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the notes, the amount of interest payable on the notes for any interest period will change as the applicable interest rate changes.

There may be no secondary market for the notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the notes and may in its absolute and sole discretion and without notice stop making a market at any time. The price, if any, at which you may be able to sell your notes prior to maturity could be at a substantial discount from the Issue Price and to their intrinsic value and you may suffer substantial losses as a result.

The price at which UBS Securities LLC and its affiliates may offer to buy the notes in the secondary market (if any) may be greater than UBS’ valuation of the notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuation of the notes indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our valuation of the notes determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of the notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of debt securities similar to the notes. UBS Securities LLC and its affiliates reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Impact of fees on the secondary market price of the notes

Generally, the price of the notes in the secondary market is likely to be lower than the issue price to the public because the issue price to the public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

2

Potential UBS impact on price

With regard to your notes, from time to time, UBS and/or its affiliates may acquire or dispose of long or short positions in listed and/or over-the-counter options, futures, exchange-traded funds or other instruments based on interest rates (as described under in “Use of Proceeds and Hedging” in the accompanying prospectus supplement) which may adversely affect the market value of the notes.

The business activities of UBS or its affiliates may create conflicts of interest

UBS and its affiliates expect to engage in trading activities, relating to the above mentioned instruments that may affect interest rates that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the notes and the interests UBS and its affiliates will have in facilitating these transactions. These trading activities, if they influence the levels of prevailing interest rates, could be adverse to the interests of the holders of the notes.

Potentially inconsistent research, opinions or recommendations by UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

The notes are not bank deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

Under certain circumstances, FINMA has the power to take actions that may adversely affect the notes

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the notes and/or the ability of UBS to make payments thereunder.

Dealer incentives

UBS and its affiliates act in various capacities with respect to the notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per note to any of our affiliates acting as agents or dealers in connection with the distribution of the notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your notes in the secondary market.

3

UNITED STATES FEDERAL TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the notes are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possible with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS.

The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that the notes are treated as indebtedness for U.S. federal income tax purposes.

We intend to take the position that, solely for purposes of determining whether the notes are issued with original issue discount, we are deemed to exercise our option to redeem the notes prior to each interest rate step-up and, as a result, interest payments on the notes will be taxable to a U.S. holder as non-U.S.-source ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes. Pursuant to the terms of the notes, you agree to treat the notes consistent with our treatment for all U.S. federal income tax purposes.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, your notes should be treated as described above. However, the U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described herein. We urge you to consult your tax advisor as to the tax consequences of your investment in the notes.

Sale, Exchange, Early Redemption or Maturity of the notes

Upon the disposition of a note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but unpaid interest) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the U.S. holder’s cost of acquiring such note. Assuming a note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital losses is subject to limitations.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the notes.

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Tax Treatment of non-U.S. holders

Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments or gain realized on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments or gain realized on your notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a note generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder (i) is a non-resident alien individual and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied, or (ii) has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a non-U.S. entity) under the FATCA rules.

You are urged to consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the notes at the original offering price to the public less the agent discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the notes to Wells Fargo Securities, LLC (“WFS”) at the original offering price of the notes less the agent discount indicated on the cover hereof. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $25.00 per note. The agent discount per note is variable and will fluctuate depending on market conditions at the time UBS AG establishes its hedges on or prior to the trade date. The total agent discount and proceeds to UBS AG, which will be disclosed in the final pricing supplement, will reflect the total amount of the agent discount.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ valuation of the notes at that time

The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the pricing date in the secondary market is expected to exceed the valuation of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers, see “Risk Factors — There may be no secondary market for the notes”, “Risk Factors —The price at which UBS Securities LLC and its affiliates may offer to buy the notes in the secondary market (if any) may be greater than UBS’ valuation of the notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements” and “Risk Factors — Impact of fees on the secondary market price of the notes” herein.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, , where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

6

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	ii
Investor Considerations	iii
Risk Factors	1
United States Federal Tax Considerations	4
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	6

Prospectus Supplement

Prospectus Supplement Summary	S-1
What are the Notes?	S-1
The Notes are Part of a Series	S-1
Specific Terms of each Note Will Be Described in the Applicable Pricing Supplement	S-2
What Are Some of the Risks of the Notes?	S-2
What Are the Tax Consequences of the Notes?	S-3
Risk Factors	S-5
Risks Related to Certain Features of the Notes	S-6
Risks Related to Liquidity and Secondary Market Issues	S-13
Risks Related to General Characteristics of Reference Assets and Reference Baskets	S-14
Hedging Activities and Conflicts of Interest	S-15
Risks related to taxation issues	S-17
General Terms of the Notes	S-18
Denomination	S-18
Payment at Maturity	S-18
Interest	S-18
Original Issue Discount	S-18
Issue Price and Variable Price Offer	S-18
Interest Payment Dates	S-19
Interest Reset Dates	S-19
Maturity Date	S-19
Reissuances or Reopened Issues	S-19
Business Days	S-19
Business Day Conventions	S-20
Regular Record Dates for Interest	S-21
Redemption Price Upon Optional Tax Redemption	S-21
Default Amount on Acceleration	S-21
Default Amount	S-21
Default Quotation Period	S-21
Qualified Financial Institutions	S-22
Manner of Payment	S-22
Role of Calculation Agent	S-22
Booking Branch	S-22
Currency of Notes	S-22
Interest Rate Mechanics	S-23
Fixed Rate Notes	S-23
Floating Rate Notes	S-23

Day Count Conventions	S-24
Certain Features of the Notes	S-27
Fixed-to-Floating Rate	S-27
Rate Cut-off	S-27
Floating Rate Conversion Notes	S-27
Step Up and Step Down Notes	S-27
Bull Notes	S-28
Digital Notes	S-28
Inverse Floating Rates	S-28
Maximum Return, Maximum Rate, Ceiling or Cap	S-28
Minimum Rate or Floor	S-29
Spread	S-29
Multiplier	S-29
Ranges or Range Accruals	S-29
Initial Level	S-29
Final Level	S-29
Issuer Fee	S-29
Reference Equity Indices linked Notes	S-29
Autocallable Notes	S-30
Reference Assets	S-32
CMS Rate (USD)	S-32
CMT Rate	S-33
Consumer Price Index (CPI)	S-35
EURIBOR	S-36
Federal Funds (Effective) Rate	S-37
Federal Funds (Open) Rate	S-38
LIBOR	S-38
Prime Rate	S-39
Special Rate Calculation Terms	S-40
Reference Equity Indices	S-41
Use of Proceeds and Hedging	S-45
Material U.S. Federal Income Tax Consequences	S-46
Certain ERISA Considerations	S-62
Supplemental Plan of Distribution (Conflicts of Interest)	S-63

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Step-Up Callable Notes due May 18, 2018

Preliminary Pricing Supplement dated April 26, 2018
(To Prospectus Supplement dated April 25, 2018
and Prospectus dated April 29, 2016)

UBS Investment Bank
Wells Fargo Securities, LLC